UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

(Rule 13d-102)

Information Statement Pursuant to Rules 13d-1 and 13d-2

Under the Securities Exchange Act of 1934

(Amendment No. 1)*

Okta, Inc.

(Name of Issuer)

Class A Common Stock, par value $0.0001 per share

(Title of Class of Securities)

679295105

(CUSIP Number)

December 31, 2018

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this schedule is filed:

☐	Rule 13d-1(b)

☐	Rule 13d-1(c)

☒	Rule 13d-1(d)

*

The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 679295105	SCHEDULE 13G	Page 2 of 13 Pages

1	NAME OF REPORTING PERSON SEQUOIA CAPITAL U.S. GROWTH FUND VI, L.P. (“SC USGF VI”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION CAYMAN ISLANDS

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0%[1]
12	TYPE OF REPORTING PERSON PN

[1]

Based on a total of 98,611,070 shares of Class A common stock outstanding as of November 30, 2018, as reported in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on December 6, 2018.

CUSIP No. 679295105	SCHEDULE 13G	Page 3 of 13 Pages

1	NAME OF REPORTING PERSON SEQUOIA CAPITAL U.S. GROWTH VI PRINCIPALS FUND, L.P. (“SC USGF VI PF”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION CAYMAN ISLANDS

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0%[1]
12	TYPE OF REPORTING PERSON PN

[1]

Based on a total of 98,611,070 shares of Class A common stock outstanding as of November 30, 2018, as reported in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on December 6, 2018.

CUSIP No. 679295105	SCHEDULE 13G	Page 4 of 13 Pages

1	NAME OF REPORTING PERSON SC U.S. GROWTH VI MANAGEMENT, L.P. (“SC USG VI MGMT”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION CAYMAN ISLANDS

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6

SHARED VOTING POWER

0 shares, of which 0 shares of Class B common stock are directly owned by SC USGF VI and 0 shares of Class B common stock are directly owned by SC USGF VI PF. SC USG VI MGMT is the General Partner of SC USGF VI and SC USG VI PF.

	7	SOLE DISPOSITIVE POWER 0
	8

SHARED DISPOSITIVE POWER

0 shares, of which 0 shares of Class B common stock are directly owned by SC USGF VI and 0 shares of Class B common stock are directly owned by SC USGF VI PF. SC USG VI MGMT is the General Partner of SC USGF VI and SC USG VI PF.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0%[1]
12	TYPE OF REPORTING PERSON PN

[1]

Based on a total of 98,611,070 shares of Class A common stock outstanding as of November 30, 2018, as reported in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on December 6, 2018.

CUSIP No. 679295105	SCHEDULE 13G	Page 5 of 13 Pages

1	NAME OF REPORTING PERSON SC US GF V HOLDINGS, LTD. (“SC USGF V HOLDINGS”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION CAYMAN ISLANDS

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0%[1]
12	TYPE OF REPORTING PERSON OO

[1]

Based on a total of 98,611,070 shares of Class A common stock outstanding as of November 30, 2018, as reported in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on December 6, 2018.

CUSIP No. 679295105	SCHEDULE 13G	Page 6 of 13 Pages

1	NAME OF REPORTING PERSON SEQUOIA CAPITAL U.S. GROWTH FUND V, L.P. (“SC USGF V”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION CAYMAN ISLANDS

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6

SHARED VOTING POWER

0 shares, of which 0 shares of Class B common stock are directly owned by SC USGF V HOLDINGS. SC USGF V and SC USGF PF V together own 100% of the outstanding shares held by SC USGF V HOLDINGS.

	7	SOLE DISPOSITIVE POWER 0
	8

SHARED DISPOSITIVE POWER

0 shares, of which 0 shares of Class B common stock are directly owned by SC USGF V HOLDINGS. SC USGF V and SC USGF PF V together own 100% of the outstanding shares held by SC USGF V HOLDINGS.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0%[1]
12	TYPE OF REPORTING PERSON PN

[1]

Based on a total of 98,611,070 shares of Class A common stock outstanding as of November 30, 2018, as reported in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on December 6, 2018.

CUSIP No. 679295105	SCHEDULE 13G	Page 7 of 13 Pages

1	NAME OF REPORTING PERSON SEQUOIA CAPITAL USGF PRINCIPALS FUND V, L.P. (“SC USGF PF V”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION CAYMAN ISLANDS

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6

SHARED VOTING POWER

0 shares, of which 0 shares of Class B common stock are directly owned by SC USGF V HOLDINGS. SC USGF V and SC USGF PF V together own 100% of the outstanding shares held by SC USGF V HOLDINGS.

	7	SOLE DISPOSITIVE POWER 0
	8

SHARED DISPOSITIVE POWER

0 shares, of which 0 shares of Class B common stock are directly owned by SC USGF V HOLDINGS. SC USGF V and SC USGF PF V together own 100% of the outstanding shares held by SC USGF V HOLDINGS.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0%[1]
12	TYPE OF REPORTING PERSON PN

[1]

Based on a total of 98,611,070 shares of Class A common stock outstanding as of November 30, 2018, as reported in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on December 6, 2018.

CUSIP No. 679295105	SCHEDULE 13G	Page 8 of 13 Pages

1	NAME OF REPORTING PERSON SCGF V MANAGEMENT, L.P. (“SCGF V MGMT”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION CAYMAN ISLANDS

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6

SHARED VOTING POWER

0 shares, of which 0 shares of Class B common stock are directly owned by SC USGF V HOLDINGS. SC USGF V and SC USGF PF V together own 100% of the outstanding shares held by SC USGF V HOLDINGS. SCGF V MGMT is the General Partner of each of SC USGF V and SC USGF PF V.

	7	SOLE DISPOSITIVE POWER 0
	8

SHARED DISPOSITIVE POWER

0 shares, of which 0 shares of Class B common stock are directly owned by SC USGF V HOLDINGS. SC USGF V and SC USGF PF V together own 100% of the outstanding shares held by SC USGF V HOLDINGS. SCGF V MGMT is the General Partner of each of SC USGF V and SC USGF PF V.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0%[1]
12	TYPE OF REPORTING PERSON PN

[1]

Based on a total of 98,611,070 shares of Class A common stock outstanding as of November 30, 2018, as reported in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on December 6, 2018.

CUSIP No. 679295105	SCHEDULE 13G	Page 9 of 13 Pages

1	NAME OF REPORTING PERSON SC US (TTGP), LTD. (“SC US TTGP”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION CAYMAN ISLANDS

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6

SHARED VOTING POWER

0 shares, of which 0 shares of Class B common stock are directly owned by SC USGF V HOLDINGS, 0 shares of Class B common stock are directly owned by SC USGF VI and 0 shares of Class B common stock are directly owned by SC USGF VI PF. SC USGF V and SC USGF PF V together own 100% of the outstanding shares held by SC USGF V HOLDINGS. SCGF V MGMT is the General Partner of SC USGF V and SC USGF PF V. SC USG VI MGMT is the General Partner of SC USGF VI and SC USG VI PF. SC US TTGP is the General Partner of SC USG VI MGMT and SCGF V MGMT.

	7	SOLE DISPOSITIVE POWER 0
	8

SHARED DISPOSITIVE POWER

0 shares, of which 0 shares of Class B common stock are directly owned by SC USGF V HOLDINGS, 0 shares of Class B common stock are directly owned by SC USGF VI and 0 shares of Class B common stock are directly owned by SC USGF VI PF. SC USGF V and SC USGF PF V together own 100% of the outstanding shares held by SC USGF V HOLDINGS. SCGF V MGMT is the General Partner of SC USGF V and SC USGF PF V. SC USG VI MGMT is the General Partner of SC USGF VI and SC USG VI PF. SC US TTGP is the General Partner of SC USG VI MGMT and SCGF V MGMT.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0%[1]
12	TYPE OF REPORTING PERSON OO

[1]

Based on a total of 98,611,070 shares of Class A common stock outstanding as of November 30, 2018, as reported in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on December 6, 2018.

CUSIP No. 679295105	SCHEDULE 13G	Page 10 of 13 Pages

ITEM 1.

(a) Name of Issuer:

Okta, Inc.

(b) Address of Issuer’s Principal Executive Offices:

301 Brannan Street

San Francisco, CA 94107

ITEM 2.

(a) Name of Persons Filing:

Sequoia Capital U.S. Growth Fund VI, L.P.

Sequoia Capital U.S. Growth VI Principals Fund, L.P.

SC U.S. Growth VI Management, L.P.

SC US GF V Holdings, Ltd.

Sequoia Capital U.S. Growth Fund V, L.P.

Sequoia Capital USGF Principals Fund V, L.P.

SCGF V Management, L.P.

SC US (TTGP), Ltd.

SC USGF V and SC USGF PF V together own 100% of the outstanding shares held by SC USGF V HOLDINGS. SC USG VI MGMT is the General Partner of SC USGF VI and SC USG VI PF. SCGF V MGMT is the General Partner of SC USGF V and SC USGF PF V. SC US TTGP is the General Partner of SC USG VI MGMT and SCGF V MGMT.

(b) Address of Principal Business Office or, if none, Residence:

2800 Sand Hill Road, Suite 101

Menlo Park, CA 94025

(c) Citizenship:

SC USGF VI, SC USG VI PF, SC USG VI MGMT, SC USGF V HOLDINGS, SC USGF V, SC USGF PF V, SCGF V MGMT, SC US TTGP: Cayman Islands

(d) CUSIP Number:

679295105

ITEM 3.

If this statement is filed pursuant to §§240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

NOT APPLICABLE

ITEM 4.	OWNERSHIP

SEE ROWS 5 THROUGH 11 OF COVER PAGES

ITEM 5.	OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following ☒.

ITEM 6.	OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

NOT APPLICABLE

CUSIP No. 679295105	SCHEDULE 13G	Page 11 of 13 Pages

ITEM 7.	IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

NOT APPLICABLE

ITEM 8.	IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

NOT APPLICABLE

ITEM 9.	NOTICE OF DISSOLUTION OF GROUP.

NOT APPLICABLE

ITEM 10.	CERTIFICATION

NOT APPLICABLE

CUSIP No. 679295105	SCHEDULE 13G	Page 12 of 13 Pages

SIGNATURES

After reasonable inquiry and to the best of my knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2019

Sequoia Capital U.S. Growth Fund VI, L.P.
Sequoia Capital U.S. Growth VI Principals Fund, L.P.

By:	SC U.S. Growth VI Management, L.P.
General Partner of Each

By:	SC US (TTGP), Ltd.
its General Partner

By:	/s/ Douglas Leone
Douglas Leone, Managing Director

SC U.S. Growth VI Management, L.P.

By:	SC US (TTGP), Ltd.
its General Partner

By:	/s/ Douglas Leone
Douglas Leone, Managing Director

SC US GF V Holdings, Ltd.

By:	Sequoia Capital U.S. Growth Fund V, L.P.
Sequoia Capital USGF Principals Fund V, L.P. its Members

By:	SCGF V Management, L.P.
General Partner of Each

By:	SC US (TTGP), Ltd.
a Delaware Limited Liability Company its General Partner

By:	/s/ Douglas Leone
Douglas Leone, Managing Director

CUSIP No. 679295105	SCHEDULE 13G	Page 13 of 13 Pages

Sequoia Capital U.S. Growth Fund V, L.P.
Sequoia Capital USGF Principals Fund V, L.P.

By:	SCGF V Management, L.P.
General Partner of Each

By:	SC US (TTGP), Ltd.
a Delaware Limited Liability Company its General Partner

By:	/s/ Douglas Leone
Douglas Leone, Managing Director

SCGF V Management, L.P.

By:	SC US (TTGP), Ltd.
its General Partner

By:	/s/ Douglas Leone
Douglas Leone, Managing Director

SC US (TTGP), Ltd.

By:	/s/ Douglas Leone
Douglas Leone, Managing Director